Exhibit 16.1

KPMG Audit 1 Stokes Place St. Stephen’s Green Dublin 2 D02 DE03 Ireland	Telephone +353 1 410 1000 Fax +353 1 412 1122 Internet www.kpmg.ie

February 21, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Fusion Fuel Green PLC, an Irish public limited company (the “Company”), and, under the date of April 30, 2024, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022. On February 20, 2025, we resigned.

We have read the Company’s statements included in its Report on Form 6-K dated February 21, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements regarding the following;

(a)	whether the appointment of Bush and Associates CPA LLC (“Bush and Associates”) as its auditor occurred, and that the change was approved by the Audit Committee of the Board of Directors,

(b)	whether the appointment of Bush and Associates was made after a careful consideration and evaluation process by the Company, including its consideration that Bush and Associates is the independent registered public accounting firm of Quality Industrial Corp., a Nevada corporation (“Quality Industrial”).

(c)	Whether the Company’s acquisition of approximately 69.36% of the capital stock of Quality Industrial Corp., a Nevada corporation as of November 26, 2024, occurred, and

(d)	whether, during the Company’s fiscal years ended December 31, 2022 and 2023 and the subsequent interim period through February 21, 2025, the Company, or anyone acting on its behalf, consulted with Bush and Associates regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and that no written report or oral advice was provided that Bush and Associates concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

Very truly yours,

/s/ KPMG

KPMG

Seamus Hand ● Darina Barrett ● James Black ● Patricia Carroll ● James Casey ● Ivor Conlon ● John Corrigan ● Terence Coveney ● Hubert Crehan ● Killian Croke ● Eamon Dillon ● Maria Diver ● Jorge Fernandez Revilla ● Maria Flannery ● Caroline Flynn ● Frank Gannon ● Michael Gibbons ● Conor Holland ● Rio Howley ● Brian Kane ● Stephen King ● Jonathan Lew ● Maurice McCann ● Ryan McCarthy ● Tom McEvoy ● Emer McGrath ● John McGuckian ● Liam McNally ● Brian Medjaou ● David Moran ● Niall Naughton ● Sarah-Jayne Naughton ● Barrie O’Connell ● Emma O’Driscoll ● Garrett O’Neill ● Colm O’Sé ● John Poole ● Vincent Reilly ● Cristian Reyes ● Niall Savage ● Keith Watt

KPMG, an Irish partnership and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.	Offices: Dublin, Belfast, Cork and Galway KPMG is authorised by Chartered Accountants Ireland to carry on Investment Business.